Exhibit (a)(1)(f)

FORMS OF CONFIRMATION E-MAIL

Confirmation E-mail to Employees who Elect to Participate in the Offer to Amend Certain Options

Electronics For Imaging, Inc. (“EFI”) has received your election form dated                     , 2007, by which you elected to have certain outstanding option amended in exchange for cash payments, subject to the terms and conditions of the offer.

If you change your mind, you may withdraw your election as to some or all of your eligible options by completing and signing the withdrawal form which was previously provided to you, and faxing it to John Owen, at fax number (650) 357-4900 or via e-mail to john.owen@efi.com, or hand delivering it to John Owen at Electronics For Imaging, Inc., 303 Velocity Way, Foster City, California 94404-4803 on or before 11:59 p.m., Pacific Time, on November 30, 2007. Only withdrawal forms that are complete, signed and actually received by John Owen by the deadline will be accepted. Withdrawal forms submitted by U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted and will not be accepted. If you have questions concerning the submission of your form, please direct them to John Owen at:

Electronics For Imaging, Inc.

303 Velocity Way

Foster City, California 94404-4803

Phone: (650) 357-3390

Please note that our receipt of your election form is not by itself an acceptance of the options. For purposes of the offer, EFI will be deemed to have accepted options with respect to which proper elections have been made and not properly withdrawn as of the date when EFI gives written or electronic notice to the option holders generally of its acceptance of such options, which notice may be made by press release, e-mail or other method of communication. EFI is expected to give notice of its acceptance shortly after the expiration of the offer period.

Confirmation E-mail to Employees who Withdraw their Stock Options from the Offer to Amend Certain Options

Electronics For Imaging, Inc. (“EFI”) has received your withdrawal form dated                     , 2007, by which you rejected EFI’s offer to amend some or all of your eligible outstanding options. Any options you have not withdrawn will remain subject to the terms and conditions of the offer and will be amended in exchange for cash payments.

If you change your mind, you may once again elect to accept the offer with respect to some or all of your eligible options by completing and submitting a new election form by faxing it to John Owen, at fax number (650) 357-4900 or via e-mail to john.owen@efi.com, or hand delivering it to John Owen at Electronics For Imaging, Inc., 303 Velocity Way, Foster City, California 94404-4803 on or before 11:59 p.m., Pacific Time, on November 30, 2007. If you have questions concerning the submission of your form, please direct them to John Owen at:

Electronics For Imaging, Inc.

303 Velocity Way

Foster City, California 94404-4803

Phone: (650) 357-3390